                                    AUTOMATIC

                              REINSURANCE AGREEMENT

                                     between

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION,

                              of New York, New York

                          (hereinafter, "you" and your")

                                       and





                       (hereinafter, "we", "us" and "our")

                           EFFECTIVE SEPTEMBER 28, 1999



                                   [SPECIMEN]
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                              TABLE OF CONTENTS

ARTICLES                                                           PAGE
--------                                                           ----
  I        Reinsurance Coverage                                      3
  II       Requirements for Automatic Reinsurance                    3
  III      Requirements for Facultative Reinsurance                  4
  IV       Liability                                                 4
  V        Notification of Reinsurance                               5
  VI       Plans Of Reinsurance                                      5
  VII      Reinsurance Premiums                                      5
  VIII     Reinsurance Accounting                                    5
  IX       Oversights                                                6
  X        Reductions, Terminations And Changes                      7
  XI       Increase In Retention                                     8
  XII      Reinstatement                                             9
  XIII     Expenses                                                  9
  XIV      Claims                                                    9
  XV       Premium Tax Reimbursement                                11
  XVI      DAC Tax Requirements                                     11
  XVII     Inspection Of Records                                    12
  XVIII    Insolvency                                               12
  XIX      Arbitration                                              12
  XX       Parties To Agreement                                     13
  XXI      Entire Agreement                                         13
  XXII     Duration Of Agreement                                    14
  XXIII    Choice of Law and Forum                                  14
  XXIV     Compliance with Law                                      14

SCHEDULES

A      Policies

B      Reinsurance Premium Rates

EXHIBITS

1      Reinsurance Questionnaire

2      DAC Tax Calculation

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ALL SCHEDULES AND EXHIBITS ATTACHED WILL BE CONSIDERED PART OF THIS AGREEMENT.

                                    ARTICLE I
                              REINSURANCE COVERAGE

1. Reinsurance under this Agreement shall be individual life insurance of the type of business stated in Schedule A. You must automatically reinsure and we must automatically accept the life insurance for the plans and riders as stated in Schedule A that meet the requirements of Article II below. Our liability for the risks ceded hereunder shall be based on the quota share specified in Schedule A unless a greater amount is reinsured pursuant to
    Article III. (Individual life insurance reinsured pursuant to Article I and II or Article III hereinafter referred to as a "Covered Policy(ies)")

2.  The effective date of this Agreement shall be September 28, 1999.

                                    ARTICLE II
                     REQUIREMENTS FOR AUTOMATIC REINSURANCE

You shall not cede, and we shall not accept, any individual life insurance for reinsurance under this Agreement unless it meets the following requirements:

1. The individual risk must be a resident of the United States, Canada or Mexico.

2. The individual risk must be underwritten by you in accordance with your usual underwriting practices and guidelines. The individual risk must be classified as substandard special class A or B (as set forth in Schedule A) in accordance with those guidelines.

3. The age of the individual risk at issue must be no greater than the maximum issue age shown on Schedule A

4. The maximum amount of insurance issued and applied for in all insurance companies on each life must not exceed the jumbo limits shown on Schedule A.

5. The maximum amounts of insurance to be reinsured on an individual life must not exceed the automatic binding limits shown on Schedule A.

6. The initial minimum amount of life insurance on each policy must not be less than the minimum amount at issue as shown on Schedule A.

7. The issuance of the insurance must constitute the doing of business in a jurisdiction in which you are properly licensed.

8.  On each individual life, you must retain __% of the amount of each risk.

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                                   ARTICLE III
                    REQUIREMENTS FOR FACULTATIVE REINSURANCE

1. If the requirements for automatic reinsurance on an individual life are not met, or are met but you prefer to apply for facultative reinsurance, then you may apply to us for facultative reinsurance. In order to apply for facultative reinsurance, you must submit to us complete copies of the original application, medical examiner's reports, inspection reports, attending physicians' statements plus any other papers or information that may have a bearing on the insurability of the risk.

2. After we have examined the underwriting information submitted in accordance with Paragraph 1 above, we shall promptly notify you in writing of either a final underwriting offer for facultative reinsurance or an offer for facultative reinsurance subject to additional requirements. Either offer of facultative reinsurance on an individual life will automatically terminate on the first of the following dates:

    (a) The date we receives notice from you that you have withdrawn your application for facultative reinsurance;

    (b) A date that is one hundred twenty (120) days after the date we made the offer; or

    (c) The date specified in our offer.

3. If an underwriting offer made by us in accordance with Paragraph 2 is accepted by you prior to the date the offer terminates, that individual life is reinsured under the terms of this Agreement.

                                   ARTICLE IV
                                    LIABILITY

1. Our liability for automatic reinsurance on each Covered Policy will begin simultaneously with your liability.

2. Our liability for facultative reinsurance on each Covered Policy will begin simultaneously with your liability once we have accepted the application for facultative reinsurance in writing and you have accepted our offer.

3. Our liability for reinsurance on each Covered Policy will terminate when your liability terminates.

4. The initial and subsequent Reinsurance Premiums (as defined herein) must be received by us on a timely basis as provided in Article VIII for us to maintain our liability for each individual risk.

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5.  We agree to accept policies backdated to march 28, 1999 for reinsurance coverage under this Agreement. However, it is agreed that we shall not be liable for any mortality risk on such policies until September 28, 1999.

6. We will not be liable for proceeds paid under your conditional receipt or temporary insurance agreement for risks submitted on a facultative basis.

                                    ARTICLE V
                           NOTIFICATION OF REINSURANCE

Within thirty-one (31) days after the end of each calendar quarter, you will send us an in force listing of all Covered Policies reinsured under this Agreement

                                   ARTICLE VI
                              PLANS OF REINSURANCE

1. Automatic reinsurance under this Agreement shall be on a yearly renewable term basis, based on the net amount at risk. The net amount at risk shall be the detail benefit under the Covered Policy less the cash value.

2. When requested, you shall furnish us with a copy of each policy, rider and rate book which applies to the life insurance reinsured.

                                   ARTICLE VII
                              REINSURANCE PREMIUMS

1. The premium for each Covered Policy reinsured pursuant to this Agreement will be: (a) the quota share shown on Schedule A; multiplied by (b) the reinsurance premium rate calculated in accordance with Schedule B applied to the net amount at risk (hereinafter, the "Reinsurance Premium").

2. For technical reasons relating to the uncertain status of deficiency reserve requirements, the reinsurance premium rates shown in Schedule B cannot be guaranteed for more than one year. However, we anticipate continuing to accept premiums on the basis of the reinsurance premium rates as described in Schedule B for reinsurance ceded. If we deem it necessary to increase reinsurance premium rates, such increased rates shall not be higher than the valuation net premiums for yearly renewable term insurance calculated using the minimum statutory mortality rates and maximum statutory interest rate for each year of issue.

                                  ARTICLE VIII
                             REINSURANCE ACCOUNTING

1.  PAYMENT OF REINSURANCE PREMIUMS

    A. You shall prepare and submit to us by regular U.S. postal service a monthly statement, which will provide the pertinent policy premium details on a mutually agreed upon report format, within thirty (30) days following the last day of the same calendar month. The

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       net monthly premiums due will be the balance of the monthly Reinsurance
       Premiums due on reinsurance in force at the end of the immediately preceding calendar month plus Reinsurance Premiums due on new business reinsured during the current month less the refunds of Reinsurance Premiums due you on deaths, lapses and changes.

    B. If the monthly statement shows a net Reinsurance Premium balance is payable to us, you shall remit this amount due us within thirty (30) days. If the amount is not paid within the prescribed period, the premiums for all of the reinsurance risks listed on the statement will be delinquent.

    C. If the monthly statement shows a net Reinsurance Premium balance is payable to you, we shall remit our payment to you within thirty (30) days after receiving your statement.

2.  TERMINATION BECAUSE OF NON-PAYMENT OF PREMIUMS

    When Reinsurance Premiums are delinquent, we have the right to terminate the reinsurance risks on the statement by giving you thirty (30) day's written notice. AS of the close of this thirty (30) day period all of our liability will terminate for:

    A. The risks described in the preceding sentence, and

    B. The risks where the Reinsurance Premiums became delinquent during the thirty (30) period.

    Regardless of these terminations, you will continue to be liable to us for all unpaid Reinsurance Premiums earned by us. You agree that you will not force termination under this provision solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

3.  REINSTATEMENT OF A DELINQUENT STATEMENT.

    You may reinstate the terminated risks within sixty (60) days after the effective date termination by paying the unpaid Reinsurance Premiums for the risks in force prior to the termination. However, we will not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement will be the day we receive the required back Reinsurance Premiums.

4.  CURRENCY.

    The Reinsurance Premiums and claims payable under this Agreement will be payable in the lawful money of the United States.

5.  OFFSET

    Any amounts due from either of the parties to this Agreement under this Agreement may be offset against the claims of the other party under this Agreement or any other agreement

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    between the parties. This right will continue to exist after the termination of this Agreement, or of any business relationship between the parties.

6.  BALANCES IN DEFAULT

    We reserve the right to charge interest at the Prime Rate plus 2% as stated in the Wall Street Journal on the first business day in January prior to the due date of the premium when renewal premiums are not paid within sixty (60) days of the due date or premiums for new business are not paid within one hundred twenty (120) days of the date the policy is issued.

                                   ARTICLE IX
                                   OVERSIGHTS

If there is an unintentional oversight or misunderstanding in the administration of this Agreement by either company, it can be corrected provided the correction takes place promptly after the time the oversight or misunderstanding is first discovered. Both companies will be restored to the position they would have occupied had the oversight or misunderstanding not occurred.

                                    ARTICLE X
                      REDUCTIONS, TERMINATIONS AND CHANGES

1. If there is a contractual or non-contractual replacement or change in the insurance reinsured under this Agreement where full underwriting evidence according to your regular underwriting rules is not required, the insurance will continue to be reinsured with us.

2.  If the insurance reinsured under this Agreement increases and

    A. The increase is subject to new underwriting evidence, the provisions of Article I and II or Article III shall apply to the increase in reinsurance.

    B. The increase is not subject to new underwriting evidence, we will accept automatically the increase in reinsurance but not to exceed our automatic binding limit.

3. If the insurance reinsured under this Agreement is increased or reduced, the reinsurance for each policy involved will be proportionately increased or reduced on the effective date increase or reduction.

4. If any portion of the total insurance retained by you on an individual life reduces or terminates, any reinsurance under this Agreement based on the same life will also be reduced or terminated. You will reduce your reinsurance by applying the retention limits which were in effect at the time the policy was issued. You will not be required to retain an amount in excess of your regular retention limit for the age, mortality rating and risk classification at the time of issue for any policy on which reinsurance is being reduced.

    You must first reduce the reinsurance of the insurance which has the same mortality rating as the terminated insurance. If further reduction is required, the reinsurance to be

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    terminated or reduced will be determined by chronological order in which the reinsurance was first reinsured.

5. If the insurance for a risk is shared by more than one reinsurer, our percentage of the increased or reduced reinsurance will be the same as our percentage of the initial reinsurance of each policy.

6. If insurance reinsured under this Agreement is terminated, the reinsurance for the policy involved will be terminated on the effective date of termination.

7. On facultative reinsurance, if you wish to reduce the mortality rating, this reduction will be subject to the facultative provisions of this Agreement.

8. We will refund to you all unearned reinsurance premiums, arising from reductions, terminations and changes as described in this Article.

                                   ARTICLE XI
                             INCREASE IN RETENTION

1. If you should increase your retention limits, you shall give us prompt written notice of this increase.

2. You will have the option to recapture all or any part of the reinsurance under this Agreement When your retention limit increases. You may exercise your option to recapture by giving us ninety (90) days prior written notice of such recapture.

3.  If you exercise this option to recapture, then

    A. You must reduce the reinsurance on each individual life on which you retained __% of your maximum retention limit for the age and mortality rating that was in effect at the time the reinsurance was ceded to us.

    B. No recapture will be made to reinsurance on an individual life if you did not retain insurance on the life.

    C. You must increase your total amount of insurance on the individual life up to your new retention limit by reducing the total reinsurance on that life by the same amount. If an individual life is shared by more than one reinsurer, our percentage of the reduced reinsurance will be the same percentage as our initial reinsurance on the individual risk.

    D. The reduction of reinsurance will become effective on the later of the following dates;

       (1) The policy anniversary date immediately following the effective date of your increase in retention limits.

       (2) The number of years stated in Schedule A starting with the original policy date shown on your listing.

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                                  ARTICLE XII
                                 REINSTATEMENT

If a Covered Policy lapses for nonpayment of premium and is reinstated under your terms and rules, the reinsurance will be reinstated by us. You must pay us all back Reinsurance Premiums in the same manner as you received insurance premiums under your policy. If we are requested to reinstate a policy that was Originally ceded to us on a facultative basis, then you must submit the policy and associated papers concerning the individual's insurability to us to be underwritten and approved for the reinsurance to be reinstated if:

1.  the policy lapsed for six months or longer, or

2.  you seek additional underwriting information, or

3.  you reinsure 100% of the policy.

If the above conditions are not present, you may automatically reinstate a policy that was originally ceded to us on a facultative basis.

                                  ARTICLE XIII
                                    EXPENSES

You must pay the expense of all medical examinations, inspection fees and other underwriting expenses in connection with the issuance of the insurance.

                                  ARTICLE XIV
                                    CLAIMS

1. We shall pay our quota share of any claim under a Covered Policy within a reasonable time after you submit the claim to us. We shall make payment to you in a single sum regardless of your mode of settlement.

2. All reinsurance claim settlements made in accordance with Paragraph 1 above will be subject to the terms and conditions of the particular policy under which you are liable.

3. When you are advised of a claim for insurance benefits reinsured under this Agreement, you must promptly notify us.

4. If a claim is made under insurance reinsured under this Agreement, we will abide by the issue as it is settled by you. The maximum benefit payable to you under each Covered Policy is the amount specifically reinsured with us. When you request payment of the reinsurance proceeds, you must deliver a copy of the proof of death, proof of payment and the claimant's statement to us.

5. A. You must promptly notify us of your intent to contest insurance reinsured under this Agreement or to assert defenses to a claim for such insurance. We shall participate in the contest or assertion of defenses unless we notify you promptly that we decline to participate. If your contest of such insurance results in the reduction of your liability, we will share in this reduction. Our percentage of the reduction will be our net amount of risk on the individual life as it relates to your total net amount at risk on the date of the death of the insured.

    B. If we should decline to participate in the contest or assertion of defenses, or if we disagree with your decision to deny a claim, we will then release all of our liability by paying you the full amount of reinsurance as if there had been no contest, compromise or litigation of a claim, and our proportionate share of covered expenses incurred to the date, from the date we notify you that we declined to be a party and by not sharing in any subsequent reduction in liability.

6. If the amount of insurance provided by the policy or policies reinsured under this Agreement is increased or reduced because of a misstatement of age or sex established after the death of the insured, we will share with you in this increase or reduction. Our share of this increase or reduction will be the percentage that our net liability relates to your total net liability, immediately prior to this increase of reduction. Any adjustment in Reinsurance Premiums will be made without interest.

7. You must pay the routine expenses incurred in connection with settling claims. These expenses may include compensation of agents and employees and the cost of routine investigations.

8. We will share with you all expenses that are not routine, Expenses that are not routine are those directly incurred in connection with the contest or the possibility of a contest of insurance or the assertion of defenses. These expenses will be shared in proportion to the net sum at risk for both of us. However, if we have released our liability under Paragraph 5 of this Article, we will not share in any expenses incurred after our date of release.

9. Notwithstanding anything contained in this Article to the contrary, we will pay our proportionate share of a judgment which includes extra-contractual damages awarded against you in a lawsuit arising out of a contested claim in which we have elected to be a party pursuant to .Paragraphs 5 and 8 of this Article. The extent of our liability for extra-contractual damages, however, exclude those damages assessed against you as a result of acts, omissions or course of conduct committed by you and/or your agents, other than those that arise out of the investigation, processing and settlement of claims in connection with insurance reinsured under this agreement. It is recognized that there may be special circumstances involved which indicate that the extent of such sharing of liability between you and us is dependent upon the good faith assessment of culpability in each case, but all factors being equal, the parties will share in such extra-contractual damages in the same proportion as the quota share accepted by each party under the Agreement

10. If either a misrepresentation or misstatement on an application or a death of an insured by suicide results in you returning the policy premiums to the policy owner rather than paying the policy benefits, we will refund all of the Reinsurance Premiums we received on that policy to you. This refund given by us will be in lieu of all other reinsurance benefits payable on that policy under this Agreement. If there is an adjustment to the policy benefits due to a

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    misrepresentation or misstatement of age or sex, a corresponding adjustment will be made to the reinsurance benefits.

                                   ARTICLE XV
                           PREMIUM TAX REIMBURSEMENT

We shall not reimburse you for any taxes you may be required to pay with respect to reinsurance hereunder.

                                  ARTICLE XVI
                              DAC TAX REQUIREMENTS

The companies agree to the following provisions pursuant to Section 1.848-2(g)
(8) of the Income Tax Regulations adopted December 28, 1992, under Section 848 of the Internal Revenue Code of 1986 (the "IRC"), as amended. This election shall be effective for calendar year 1999 and for all subsequent taxable years for which this Agreement remains in effect.

1.  The term "party" refers to either you or us, as appropriate.

2.  The terms used in this Article are defined by reference to Regulation
    Section 1.845-2, adopted December 28, 1992.

3. Any party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the IRC.

4. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency, or as otherwise required by the Internal Revenue Service.

5. You Will submit a schedule in the format specified in Exhibit 2 to us by May 1st of each year of your calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer stating that you will report such net consideration in your tax return for the preceding calendar year. We may contest such calculation by providing an alternative calculation to you in writing within thirty days of our receipt of your calculation. If we do not so notify you within the required time frame, we will report the net consideration as determined by you in our tax return for the previous calendar year.

6. If we contest your calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date we submit our alternative calculation. If the parties reach an agreement on an amount of net consideration, each party will report the agreed upon amount in its tax return for the previous calendar year.

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7. We represent and warrant that we are subject to United States taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.

8. We shall complete a Reinsurance Questionnaire in the format specified in
   Exhibit 1 and submit it to you by May 1st of each year.

                                  ARTICLE XVII
                              INSPECTION OF RECORDS

We will have the right, at any reasonable time, to inspect your books and documents which relate to your reinsurance under this Agreement.

                                  ARTICLE XVIII
                                   INSOLVENCY

1. If you become insolvent, all of the reinsurance due you will be paid in full directly to you or your liquidator (receiver or statutory successor) on the basis of your liability under the policy or policies reinsured, without diminution because of your insolvency.

2. If you become insolvent, the liquidator, receiver or statutory successor will give us written notice of a pending claim against you for insurance reinsured under this Agreement within a reasonable time after the claim is filed in the insolvency proceeding. During the insolvency proceedings where the claim is to be settled, we may investigate this pending claim and interpose in your or your liquidator's, receiver's or statutory successor's name, but at our own expense, any defense or defenses which we may believe available to you or your liquidator, receiver or statutory successor.

3. The expenses incurred by us will be chargeable, subject to court approval, against you as part of the expense of liquidation, to the extent of the proportionate share of the benefit which may accrue to you solely as a result of the defense undertaken by us. Where two or more reinsurers are involved in the same claim and a majority in interest elects to interpose a defense or defenses to this claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by you.

4. In the event of our insolvency, as determined by the department of insurance responsible for such determination, all reinsurance ceded under this Agreement may be recaptured immediately by you without penalty effective as of the day prior to the earlier of our becoming insolvent or the date of such determination by the said department of insurance.

5. Where two or more reinsurers are members of a pool of reinsurers established hereby, the insolvency of one reinsurer shall not be deemed to abrogate this Agreement with respect to the other reinsurers.

                                   ARTICLE XIX
                                   ARBITRATION

1. The parties agree to act in all things with the highest good faith. However, if the parties cannot mutually resolve a dispute or claim, which arises out of, or in connection with this Agreement, including formation and validity, and whether arising during, or after the period of this Agreement, the dispute or claim shall be settled by arbitration. The arbitrators shall have the authority to interpret this Agreement and in doing so shall consider the customs and practices of the life insurance and life reinsurance industries. To initiate arbitration, either party shall notify the other party by certified mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party to which the notice is sent shall respond to the notification in writing within ten (10) days of receipt.

2. There must be three arbitrators who shall be current or past officers of life insurance companies other than the contracting companies or their subsidiaries or affiliates. Each of the contracting companies will appoint one of the arbitrators and these two arbitrators will select the third.

   In the event either contracting company is unable to choose an arbitrator within thirty (30) days after the other contracting company has given written notice of its arbitrator appointment, the contracting company which has given written notice may choose two arbitrators who shall in turn choose a third arbitrator before entering arbitration. If the two arbitrators are unable to agree upon the selection of a third arbitrator within thirty (30) days following their appointment, each arbitrator shall nominate three candidates within ten (10) days thereafter, two of whom the other shall decline and the decision shall be made by drawing lots.

3. With regard to Paragraph 2 above, arbitration must be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association which will be in effect on the date of delivery of demand for arbitration.

4. Each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case. The two parties will share equally in the cost of the third arbitrator. The arbitration hearing will be held in New York City.

5. The award agreed by the arbitrators will be final, and judgment may be entered upon it in any court having Jurisdiction. The arbitrators cannot award punitive damages.

                                   ARTICLE XX
                              PARTIES TO AGREEMENT

This is an Agreement solely between you and us. There will be no legal relationship between us and any person having an interest of any kind in any of your insurance.

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

                                   ARTICLE XXI
                                ENTIRE AGREEMENT

1. This Agreement shall constitute the entire agreement between the parties with respect to the insurance policies or contracts reinsured and there are no understandings between the parties other than as expressed in this Agreement.

2. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties.

                                  ARTICLE XXII
                              DURATION OF AGREEMENT

1. This Agreement may be terminated as to new business, with respect to the percentage participation in the risks reinsured hereunder by us, as set forth in Schedule A, at any time by either company giving ninety (90) days' written notice of termination. The day the notice is deposited in the mail addressed to the home office or to an officer of either company will be the first day of the ninety (90) day period.

2. During the ninety (90) day period, you will continue to submit cases and we will continue to accept them. Our acceptance will be subject to the terms of this Agreement and your payment of Reinsurance Premiums.

3. After termination, we will both be liable for all automatic reinsurance which becomes effective prior to termination of this Agreement and also for all facultative reinsurance approved by us based upon applications we received prior to termination of this Agreement.

4. Additionally, this Agreement may be terminated immediately for the acceptance of new reinsurance by either party if the parties materially breach this Agreement or become insolvent or financially impaired.

                                  ARTICLE XXIII
                             CHOICE OF LAW AND FORUM

New York law shall govern the terms and conditions of the Agreement. In the case of an arbitration, the arbitration hearing shall take place in New York, New York, and New York law shall control.

                                  ARTICLE XXIV
                               COMPLIANCE WITH LAW

When we receive information from you which is subject to any state or Federal privacy laws or regulations, or similar laws or regulations, we will keep such information confidential to the extent required by such state or Federal law or regulation and otherwise comply with such state or Federal law or regulation.

                           IN WITNESS WHEREOF the said
                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                                     and the


have by their respective officers executed and delivered these presents in duplicate on the date shown below.

NEW YORK LIFE INSURANCE                        NEW YORK LIFE INSURANCE
AND ANNUITY CORPORATION                        AND ANNUITY CORPORATION

Signed at NEW YORK , NY                        Signed at NEW YORK , NY

By: /s/ Thomas R. Huber                        By: /s/ Henry A. Ciapas
    ------------------------------                 -----------------------------
    Its authorized representative                  Its authorized representative

Title  Corporate VP & Actuary                  Title VP & Actuary

Date 12/7/99                                   Date 12/7/99



Signed at                                      Signed at

By:                                            By:
    ------------------------------                 -----------------------------
                                                   Its authorized representative

Title                                          Title

Date 12-27-99                                  Date 12-27-99

                                   SCHEDULE A

                                    POLICIES

1. Quota Share Percentage:      The Quota Share Percentage for Covered Policies
                                shall be __% of the Risk.

   Type of Business:            Universal Life Insurance and Variable Universal
                                Life Insurance, plus Supplementary Term
                                Insurance Rider and Other Covered Insured Rider attached to the base policy, issued by you.

3. Plans of Insurance:          A.D. 99 Accumulator and A.D. 99 Protector
                                Universal Life Insurance Policies (plus
                                Supplementary Term Insurance Rider and Other
                                Covered Insured Rider attached to the base policy); VUL 2000 Variable Universal Life
                                Insurance Policies (plus Supplementary Term
                                Insurance Rider and Other Covered Insured Rider attached to the base policy).

                                The foregoing plans reinsured under the
                                Agreement include only individuals classified as substandard special classes A and B. Substandard special classes A and B include: (a) individuals classified as non-smoker special class A or special class B or individuals classified as standard non-smoker with either a $4.10 or $5.85 temporary flat medical extra; and (b) individuals classified as smoker special class A or special class B or individuals classified as standard smoker with either a $4.10 or $5.85 temporary flat medical extra.

4. Maximum Issue Age:           80

5. Jumbo Limit:                 $__________

6. Automatic Binding Limit:     $__________

7. Minimum Amount at Issue:     $__________

8. Recapture Period:            10 Years

                                   SCHEDULE B

                            REINSURANCE PREMIUM RATES

                                    EXHIBIT 1

                            REINSURANCE QUESTIONNAIRE
                       FOR FEDERAL DAC TAX DETERMINATIONS

The purpose of this questionnaire is to secure sufficient information to allow New York Life Insurance and Annuity Corporation to account properly under the federal income tax rules for the reinsurance transactions we have with you. Please provide us with the following information:

1.       Are you either

         (a) a company that is subject to U.S. taxation directly under the provisions of subchapter L of chapter 1 of the Internal Revenue Code (i.e., an insurance company liable for filing Form 1120L, or Form 1120-PC), or

         (b) a company that is subject indirectly to U.S. taxation under the provisions of subpart F of subchapter N of chapter 1 of the Internal Revenue Code (i.e., a "controlled foreign corporation" with the meaning of Internal Revenue Code Section 957)?

         Answer: _____ Yes      _____ No

2. If your answer to 1. is no, have you entered into a closing agreement with the Internal Revenue Service to be subject to U.S. taxation with respect to reinsurance income pursuant to Treasury Regulation Section 1.848-2(h)(2)(ii)(B)?

         Answer: _____ Yes      _____ No
                (If your answer is yes, please provide a copy of the closing agreement)

Company Name: _____________________

Signed by:    _____________________

Title:        _____________________

Date:         _____________________

                                    EXHIBIT 2

CEDING COMPANY: NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

ASSUMING COMPANY: ________________________

DATE: ________________

DAC TAX - DEDUCTIONS FROM GROSS PREMIUM

DAC TAX CALCULATION                                         AMOUNTS

GROSS PREMIUM

LESS:

DEDUCTIONS FROM GROSS PREMIUMS

Commissions
Death Claims
Claim Interest
Premium Taxes
Claim Investigation Expense
Claim Legal Expense
Waiver Claims
Surrenders
Experience Refunds
Admin Fee
Fee Income
Miscellaneous Interest
Dividends
Termination Dividends
Production Bonus
Reserve Adjustments
Other (specify)

TOTAL DEDUCTIONS

NET CONSIDERATIONS

Please sign below confirming agreement with net considerations or provide an alternate calculation within 30 days

________________________________
            Signature

________________________________
 Type or Print Name of Signee

________________________________
             Title

________________________________
             Date